FIRST AMENDMENT TO LEASE AGREEMENT

This FIRST AMENDMENT TO LEASE AGREEMENT (this “First Amendment”) is made and entered into this 2nd day of June, 2011, by and between Parkway Properties, L.P., a Delaware limited partnership (the “Landlord”), and US Dataworks, Inc., a Nevada corporation (the “Tenant”), for and in consideration of One Dollar ($1.00) and other good and valuable consideration, receipt of which is hereby acknowledged.

WITNESSETH:

1.
Landlord and Tenant hereby confirm and ratify, except as modified herein, all of the terms, conditions and covenants in that certain written lease agreement dated June 22, 2007, (the “Lease”) between Landlord and Tenant for the rental of the following described property:  Approximately 18,790 Rentable Square Feet (RSF) on floor five (5)  known as Suite 500 (the “Premises”), in the building known as the Comerica Bank Building located at One Sugar Creek Center Blvd., Sugar Land, Fort Bend County, Texas, 77478 (the “Building”).

2.
Defined Terms.  All capitalized terms used herein but not specifically defined herein shall have the same meanings ascribed to such terms in the Lease. The reference to Tenant in the preamble to the Lease is hereby replaced with the following:  “US Datworks, Inc., a Nevada corporation (“Tenant”).”

3.
Term.  The Term of this First Amendment, as outlined in Section 1 (f) of the Lease, is hereby amended and  shall extend the Lease commencing on August 1, 2011, (the “First Amendment Commencement Date”) and expiring on January 31, 2018 for a total of seventy-eight (78) months(the “First Extended Term”).

4.	Base Year. Effective August 1, 2011, the Base Year shall be calendar year 2011 for the purpose of calculating the adjustment of rent as provided in Section 1 (j) and Section 6. Rent, of the Lease.

5.	Base Rental. Effective as of August 1, 2011, Base Rent shall be as follows:

August 1, 2011 – Oct. 31, 2011: $20.00 per RSF, payable in monthly installments of $31,316.67*
Nov. 1, 2011 – July 31, 2012:  $20.00 per RSF, payable in monthly installments of $31,316.67
August 1, 2012 – Oct. 31, 2012: $20.00 per RSF, payable in monthly installments of $31,316.67*
Nov. 1, 2012 – January 31, 2014: $20.00 per RSF, payable in monthly installments of $31,316.67
February 1, 2014- January 31, 2015: $21.00 per RSF, payable in monthly installments of $32,882.50
February 1, 2015 – January 31, 2016: $22.00 per RSF, payable in monthly installments of $34,448.33
February 1, 2016 – January 31, 2017: $23.00 per RSF, payable in monthly installments of $36,014.17
February 1, 2017 – January 31, 2018: $23.50 per RSF, payable in monthly installments of $36,797.08

* Subject to the following Abated Rent provision:

Provided that no monetary  Default (which, as used in this Section 5 only, means a Default under clause (i) of the first paragraph of Section 32 except that the five-business day cure period is extended to the last day of the month in which the payment was due provided that, during such extended cure period, Tenant, acting always in good faith, exercises continuous commercially reasonable efforts to cure such Default as soon as practicable) exists at the time of the abatement provided below, Tenant's monthly installment of Base Rent shall be abated as follows: (1) the months of August, September and October 2011 (the “First Abatement Period”) shall be abated in the amount of Thirty-One Thousand Three-Hundred Sixteen and 67 /100 Dollars ($31,316.67) per month, for a total of Ninety-Three Thousand Nine-Hundred Fifty and 01/100 ($93,950.01) and (2) the months of August, September, and October 2012 (the “Second Abatement Period”) shall be abated in the amount of Thirty-One Thousand Three-Hundred sixteen and 67 /100ths Dollars ($31,316.67) per month, for a total of ninety-three thousand nine-hundred Fifty and 01/100 ($93,950.01), resulting in the total abatement of Base Rent in the amount of One-Hundred Eighty-Seven Thousand Nine Hundred and 02/100 Dollars ($187,900.02) (the “Abated Base Rent”).  In addition to the Abated Base Rent, Tenant's Base Rent Adjustment, if any, that would otherwise be applicable during the Abatement Period shall also be abated (the “Abated Base Rent Adjustment”; the Abated Base Rent and the Abated Base Rent Adjustment are collectively referred to herein as the “Abated Rent”).  The principal amount of the Abated Rent, together with interest thereon calculated at the rate of ten percent (10%) per annum, compounded monthly, and, shall be amortized evenly over the period beginning on the date that the Abated Rent is actually realized by Tenant and ending on January 31, 2018.  So long as no uncured monetary Default  occurs under the Lease, during the First Extended Term, then upon Landlord's receipt of the final monthly installment of Rent for the First Extended Term, Tenant shall have no liability to Landlord for the repayment of any portion of the Abated Rent.  In the event of an uncured Default which results in the Landlord’s termination of the Lease or of Tenant’s right to possession of the Premises, then in addition to all of Landlord's other remedies available under the Lease, Tenant shall also become immediately liable to Landlord for the unamortized portion of the Abated Rent existing as of the date of such termination., and interest shall accrue thereon at the Default Rate.

6.
Rental Payment; Default.   Effective August 1, 2011, Landlord and Tenant hereby agree that the following language in the Lease, Section 5, third sentence, shall be changed from “three (3) occasions” to “six (6) occasions” during the First Extended Term.  In addition, the reference to “five (5) days” in the third sentence of Section 5 is changed to “five (5) business days.”  Effective August 1, 2011, the reference to “five (5) days written notice” in clause (i) of the first sentence of the first paragraph of Section 32 is changed to “five (5) business days written notice” and the reference to “more than three (3) times during the Term hereof” in the last sentence of the first paragraph of Section 32 is changed to “more than six (6) times during the Term hereof.”

7.
Refurbishment Allowance   In conjunction with this First Amendment and so long as Tenant is not in Default under the Lease, Landlord shall furnish Tenant with a refurbishment allowance in an amount not to exceed $281,850.00, this being the product of (a) Fifteen Dollars ($15.00) multiplied by (b) the total number of Rentable Square Feet in the Leased Premises (18,790 RSF) (the “Refurbishment Allowance”).  Landlord shall construct the tenant improvements in accordance with mutually acceptable plans and Tenant may use up to $93,950.00 ($5.00 per RSF) of the Refurbishment Allowance for documented soft costs which shall be subject to the approval of Landlord, such approval not to be unreasonably withheld. The Refurbishment Allowance is provided for the purpose of designing, engineering, and constructing permanent leasehold improvements and includes a 3% construction management fee.  Landlord agrees that acceptable uses of the Refurbishment Allowance shall include additional HVAC, emergency generator, and IT server area. All costs incurred by Landlord in connection with the foregoing in excess of the Refurbishment Allowance shall be reimbursed to Landlord by Tenant within fifteen (15) days of receipt of invoice from Landlord.  It is further agreed that these funds are available for use during the period beginning on January 1, 2012 and ending on December 31, 2013.  Effective January 1, 2014, funds in an amount not to exceed Thirty-Seven Thousand Five-Hundred Eighty Dollars ($37,580.00) being the product of $2.00 multiplied by the RSF of the Leased Premises, will be converted to rental payments.  Tenant will forfeit any additional unused portion of the Refurbishment Allowance.

8.
Condition of Premises.  Tenant agrees that, except as otherwise expressly stated herein or in the Lease or in any Work Letter, no representations or warranties with respect to the condition of the Premises have been made by Landlord, and Tenant agrees to accept the Premises in an "AS IS, WHERE IS" condition as tendered by Landlord.

9.
Brass Plate.  Landlord will place a brass plate with Tenant’s name and logo to be prominently displayed on the first floor of the Building at all times during the Term and/or the First Extended Term, the costs of which will be paid out of the Refurbishment Allowance.  No additional Rent or other payment will be due to Landlord for such brass plate.  Should a separate license agreement for monument signage be completed, Tenant agrees to relinquish rights to the Brass Plate in the Building Lobby.

10.
Parking.  The number of Allocated Permits, as outlined in Section 1 (n) of the Lease, shall remain Seventy-five (75) permits.  The monthly rate for unassigned parking spaces is $35.00 per space plus tax, and the monthly rate for assigned parking spaces is $70.00 per space plus tax.  Parking charges for up to six (6) assigned parking permits and sixty-nine (69) unassigned parking permits are abated during this First Extended Term.

11.
Option to Renew.   Tenant shall have the right to renew this Lease for two (2) five (5) year periods upon written notice of Tenant’s exercise of its right to renew delivered to Landlord not less than twelve (12) months prior to the end of the First Extended Term or the first renewal Term, as applicable.  The terms and conditions for this renewal period shall remain pursuant to the Lease as amended by this First Amendment; provided, however, that the Base Rent shall be the then market rate at the time of renewal and Landlord shall have no obligation to alter or improve the Premises.

12.
Subleases. Subleases and assignments by Tenant shall also be subject to: (i) the terms of this Lease; (ii) Tenant shall remain liable for all Lease obligations; (iii) consent to one sublease or assignment does not waive the consent requirement for future assignments or subleases; and (iv) fifty percent (50%) of the consideration received by Tenant from an assignment or sublease that exceeds the total amount of Rent Tenant must pay Landlord hereunder, excluding reasonable leasing commissions paid by Tenant, payments attributable to the amortization of the cost of improvements made to the Premises at Tenant's cost for the assignee or sublessee, and other reasonable, out-of-pocket costs paid by Tenant directly related to Tenant's obtaining an assignee or sublessee, shall also be paid to Landlord.  Tenant shall pay such amount to Landlord at the beginning of each calendar month.   Subject to reasonable notice, Landlord shall have the right to audit Tenant's books and records to verify the accuracy of the payments due Landlord under this Section.  Landlord agrees that groups such as Tenant partners or wholly owned subsidiaries do not require Landlord approval to office in the Leased Premises.

13.
Broker.  Landlord and Tenant each represent and warrant to the other that is has not dealt with any real estate broker and/or salesman in connection with the negotiation or execution of this First Amendment, except for Parkway Realty Services (on behalf of Landlord), and no other broker or salesman has been involved in connection with this First Amendment.  Each party agrees to defend, indemnify, and hold harmless the other party from and against any and all costs, expenses, attorney’s fees or liability for any compensation, commission and other charges claimed by any real estate broker and/or salesman due to the acts of such party or such party’s representatives.

14.
Miscellaneous.  Except as expressly amended and modified by this First Amendment, all terms, conditions and agreements set forth in the Lease shall remain in full force and effect.  In the event of a conflict in the terms, conditions or agreements of this First Amendment and those set forth in the Lease, the terms, conditions and agreement set forth in this First Amendment shall control.

(a)	This First Amendment shall bind and benefit the parties hereto and their respective successors, assigns, heirs and legal representatives.

(b)
This First Amendment supersedes and cancels any and all previous statements, negotiations, arrangements, brochures, agreements and understanding, if any, between Landlord and Tenant with respect to the subject matter of this First Amendment.  The Lease and this First Amendment constitute the entire agreement of the parties with respect to the subject matter of the agreements, warranties or promises (express or implied, oral or written) between Landlord and Tenant with respect to the subject matter of this First Amendment or the Lease.  It is likewise agreed that the Lease and this First Amendment may not be altered, amended, modified or extended except by an instrument in writing signed by both Landlord and Tenant.

IN WITNESS WHEREOF, this First Amendment has been executed (in multiple counterparts if necessary) as of the above date.

LANDLORD: PARKWAY PROPERTIES, L.P.		TENANT: US Dataworks, Inc.
By:	Parkway Properties General Partners, Inc.,	a Nevada corporation
its sole general partner

By:	/s/ Michael L. Fransen	By:	/s/ Charles E. Ramey
Name:	Michael L. Fransen	Name:	Charles E. Ramey
Title:	Vice President and Asset Manager	Title:	Chief Executive Officer

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